MAINSTAY FUNDS TRUST

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment No. 1 to the Amended and Restated Management Agreement is made as of the 5th day of October 2012 between the MainStay Funds Trust, a Delaware business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WHEREAS, the Trust and NYLIM are parties to an Amended and Restated Management Agreement, dated February 28, 2012 (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement solely to add the MainStay Marketfield Fund, a series of the Trust.

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

MAINSTAY FUNDS TRUST

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: Senior Managing Director

SCHEDULE A

(As of October 5, 2012)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND	ANNUAL RATE

130/30 Core Fund	1.000% on all assets

130/30 International Fund	1.100% on all assets

Balanced Fund	0.700% up to $ billion; 0.650% from $1 billion to $2 billion; and 0.600% in excess of $2 billion

Epoch Global Equity Yield Fund	0.70% on all assets

Epoch International Small Cap Fund	1.10% on all assets

Epoch U.S. Equity Fund	0.80% on first $500 million; 0.79% in excess of $500 million

Epoch Global Choice Fund	1.00% on all assets

Epoch U.S. All Cap Fund	0.850% up to $500 million; 0.825% $500 million to $1 billion; and 0.800% in excess of $1 billion

Cash Reserves Fund	0.450% up to $500 million; 0.400% from $500 million to $1 billion; and 0.350% in excess of $1 billion

Conservative Allocation Fund	0.000%*

Floating Rate Fund	0.600% up to $1 billion; and 0.575% in excess of $1 billion

Growth Allocation Fund	0.000%*

Growth Equity Fund	0.700% up to $500 million; and 0.675% in excess of $500 million

High Yield Municipal Bond	0.550% on all assets

ICAP Equity	0.800% on all assets

ICAP Global Fund	0.800% on all assets

ICAP International Fund	0.800% on all assets

ICAP Select Equity Fund	0.800% up to $5 billion and; 0.775% in excess of $5 billion

Indexed Bond Fund	0.350% up to $1 billion; and 0.300% in excess of $1 billion

Intermediate Term Bond Fund	0.600% up to $500 million; and 0.575% from $500 million to $1 billion; and 0.550% in excess of $1 billion

Marketfield Fund	1.40% on all assets

Moderate Allocation Fund	0.000%*

Moderate Growth Allocation Fund	0.000%*

S&P 500 Index Fund	0.250% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.200% in excess of $3 billion

Short Term Bond Fund	0.600% up to $500 million; and 0.575% in excess of $500 million

Retirement 2010 Fund	0.100% on all assets

Retirement 2020 Fund	0.100% on all assets

Retirement 2030 Fund	0.100% on all assets

Retirement 2040 Fund	0.100% on all assets

Retirement 2050 Fund	0.100% on all assets

U.S. Small Cap Fund	0.85% up to $1 billion; and 0.800% in excess of $1 billion

* The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Company, in connection with assets of the Fund that are invested in such investment companies.